DocuSign Envelope ID: E8B8C726-B47A-407D-B587-84009198293C

ITC SENIOR EXECUTIVE SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this "Agreement"), delivered May 18, 2020, confirms the following understandings and agreements between ITC Holdings Corp., together with its current and former officers, directors, employees, representatives, partners, members, shareholders, fiduciaries, attorneys, and agents (the "Company") and Daniel J. Oginsky (hereinafter referred to as "you" or "your").
In consideration of the agreements set forth herein, you and the Company agree as follows:

1.Employment Status and Separation Payments.

a.Employment Status. You acknowledge your separation from employment with the Company and any of its direct and indirect parent(s), subsidiaries, and affiliates (collectively, with the Company, the "Company Group") effective as of May 18, 2020 (the "Termination Date"), and after the Termination Date you will not represent yourself as being an employee, officer, director, agent or representative of the Company or any other member of the Company Group. You hereby resign from any and all officer, director or similar positions held with the Company Group, as of the Termination Date.
b.Accrued Benefits. The Termination Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Group, except as otherwise provided herein. Within ten business days following the Termination Date, you will be paid for any base salary accrued but not paid through the Termination Date together with any amounts payable to you under any vacation plans in which you participate. Any amounts payable pursuant to tax qualified or non-qualified plans maintained by the Company Group and in which you participate will become payable to you in accordance with the terms of each such plan and applicable law. The Company also will reimburse you for any umeimbursed business expenses properly incurred by you through May 18, 2020, payable at such time(s) and in accordance with the Company's policy; provided that such reimbursement shall in any event occur no later than ninety days after the date on which an eligible business expense is incurred.
c.Separation Payments. In consideration of your release and waiver of claims set forth in paragraph 2 below, and subject to your execution and non-revocation of this Agreement during the Revocation Period (as defined in Section 16 of this Agreement) and your continued compliance with all agreements you have with the Company Group (including the Restrictive Covenants affirmed in paragraph 8), the Company will provide you with the following severance benefits pursuant to Section 7(c) and (e) of the Employment Agreement between you and the Company dated as of December 21, 2012, (as amended, modified or supplemented from time to time, the "Employment Agreement") (collectively, the "Consideration") of:

(i)a pro rata portion of your annual bonus (the "Pro-Rated Bonus"), calculated based on the number of days you were employed during the 2020 calendar year relative to the full 2020 calendar year, payable based on and subject to the

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Company's actual achievement of the performance targets for 2020 as determined under and at the time that such annual bonuses would normally be paid;

i.continuation of your Base Salary in substantially equal installments and in accordance with the normal payroll practices for two (2) years following the Termination Date, to be paid in accordance with the normal payroll practices of the Company (and you expressly and specifically acknowledge that you are not entitled to the payments described in Section 7(c)(iii)(C)(II) of the Employment Agreement, as no "Change in Control" as defined in the Employment Agreement has occurred during the applicable time period contemplated therein);

ii.continued provision of employee benefits that are medical, dental and vision benefits which are required to be made available by the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"); provided that all applicable COBRA coverage rules must be followed by you in order to continue such coverage(s) (including your timely payment of the entire applicable COBRA premium to the plan administrator), or the coverage(s) will be terminated;

iii.reimbursement for a portion of your applicable COBRA premium costs during that period ending on the earlier of (A) the date you are eligible (even if you do not enroll) for coverage under another employer-sponsored group health plan in connection with other employment obtained after your termination hereunder; or
(B) 18 months after the Termination Date, payable to you each payroll period (in accordance with the normal payroll practices of the Company) as a taxable amount equal to the sum of (A) the Company's portion of the premium payments due with respect to other executives with the same coverage(s) for such payroll period, plus (B) such additional amount as is required to pay any income and/or payroll taxes due on the sum of the premium payment and the additional tax gross-up payment (as determined by the Company's independent accountants, assuming that you pay income taxes at the highest applicable marginal rates for the calendar year in which such payments are to be made); and

iv.outplacement services for a duration of up to two (2) years from the Termination Date (or until such earlier date on which you obtain other employment), and at a level commensurate with your former position with the Company, and by a provider as determined by the Company in good faith.

The foregoing notwithstanding, in the event you are a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and in accordance with the involuntary "separation pay plan" exception under the Code Section 409A regulations, the total of all amounts paid to you pursuant to Sections 1.c(ii) and (iii) hereof (and any other amount payable pursuant to this Section 1c that constitutes a payment under a "nonqualified deferred compensation plan" within the meaning of Code Section 409A) within the first six months following the Termination Date shall not exceed two times the lesser of (A) the sum of your annualized compensation based upon the annual rate of pay for services provided to the Company for the 2020 calendar year (adjusted for any increase during that year that was expected to continue indefinitely, if your employment had not been terminated), or (B)

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the Code Section 401(a)(l 7) limit on compensation for 2020 calendar year. To the extent a portion of any such amount exceeds such limitation, the payment shall not commence until the first business day following the date that is six months after the Termination Date (the period during which such payments may be limited under Code Section 409A, the "409A Period''), at which time the Company shall (C) pay to you, in one lump sum, an amount equal to all such amounts that would otherwise have been payable during the 409A Period, and (D) thereafter continue to pay the remaining unpaid portion of any such amounts in accordance with the normal payroll practices of the Company, at the time or through the end of the period(s) otherwise provided above in this subsection.

Following your termination of employment by the Company herein, except as set forth in this paragraph 1.c, you shall have no further rights to any compensation or any other benefits under this Agreement.

a.Notwithstanding the foregoing, in the event that any regular payroll date occurs prior to the Effective Date (as defined in paragraph Section 16 below), any amount that would otherwise have been payable as a result of subparagraph 1.c above shall be deferred and paid together with the regular salary installment on the first regular payroll date following the Effective Date.

b.You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 1 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).
1.Release and Waiver of All Claims.

a.As used in this Agreement, the term "claims" will include all known and/or unknown claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys' fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

b.For and in consideration of the payments and benefits described in paragraph 1 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company Group, from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Group, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment

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contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, breach of a policy, practice or procedure of the Company Group, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual orientation, or any other characteristic protected by law.

a.This release of all claims includes, but is not limited to, all claims arising under the Michigan Elliott Larsen Civil Rights Act ("ELCRA") Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Older Workers Benefit Protection Act of 1990 ("OWBPA"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Title VII of the Civil Rights Act of 1964 ("Title Vlr'), as amended, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, as amended ("ADA"), the Americans with Disabilities Act Amendment Act ("ADAAA"), the Civil Rights Act of 1991, the Family Medical Leave Act of 1993 ("FMLA"), as amended, and the Equal Pay Act ("EPA"), each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer's right to terminate the employment of employees. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.
b.In addition, you acknowledge and agree that you have been fully and properly paid for all hours worked; have received all FMLA leave to which you were entitled; are not currently aware of any facts or circumstances constituting a violation of either the FMLA or the Fair Labor Standards Act, as amended ("FLSA"); and, to the greatest extent permitted by applicable law, waive and release any and all claims under the FMLA and/or the FLSA.
c.You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims, including those set forth under any of the laws listed in the preceding paragraphs.

d.By executing this Agreement, you specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans. By executing this Agreement, you also waive your right under Section 11 of the Employment Agreement to arbitrate disputes and claims arising out of your employment and disputes and claims asserting a breach of the Employment Agreement.

e.Notwithstanding the foregoing, nothing in this Agreement shall be a waiver or release of: (i) your rights with respect to payment of amounts under this Agreement,
(ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including you rights to elect COBRA coverage), or (iii) your right of indemnification as provided by, and in accordance with the terms of, the Company's by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

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a.Further, nothing in this paragraph 2 is intended to (i) waive any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA, including those that arise after the date of this Agreement, or (ii) preclude you from filing a charge or complaint, or communicating, with any federal, state or local government or law enforcement office, official or agency (collectively, a "Governmental Entity") ,vith respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any such Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that (A) in each case, such communications and disclosures are consistent with applicable law, relevant to the possible violations, and made in good faith and (B) the information subject to such disclosure was not obtained by you through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would othenvise be permitted by an attorney pursuant to 17
C.F.R. 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Notwithstanding this, you understand that the Company does not authorize the waiver of the attorney-client privilege or work product protection or any other privilege or protection belonging to the Company.

a.You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action described in this paragraph 2. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) \vith respect to any claim or right waived in this Agreement.
Further, with respect to any claims or rights described in paragraph 2.f above, other than a benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other provision of federal or state law pertaining to whistleblower incentives and protection, you promise never to seek or accept any damages, remedies, or other relief for yourself personally (any right to which you hereby waive and promise never to seek or accept) with respect to any such claim or right.

1.Knowing and Voluntary Waiver And Release of All Claims.

You expressly acknowledge and agree that you are waiving ALL CLAIMS AS DESCRIBED ABOVE, including all rights or claims arising under the AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS BENEFIT PROTECTION ACT (called the ADEA/OWBP A, below) and that You:
i.are able to read the language, and understand the meaning and effect, of this Agreement;
ii.have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

iii.are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to pay you the Consideration, which the

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Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;

i.acknowledge that but for your execution and non-revocation of this Agreement, you would not be entitled to the Consideration;

ii.expressly understand that this waiver specifically refers to rights or claims arising under the ADEA/OWBP A, but you are not waiving any rights or claims under the ADEA/OWBP A that may arise after the date this Agreement is effective;

iii.were advised that you are entitled to up to twenty-one (21) days from receipt of this Agreement within which to consider its terms. You understand and agree that if you sign this Agreement before twenty-one (21) days have passed, your signature on this Agreement is an express waiver of that twenty-one (21) day period;

iv.had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

v.were advised to consult with an attorney of your choosing regarding the terms and effect of this Agreement before signing this Agreement;

1.    have signed this Agreement knowingly and voluntarily; and'

j.    in the event you execute this Agreement and do not exercise your right to revoke your execution, as a condition to receiving the Separation Payments set out in paragraph l .c(i) - (v), you are required to notify Matthew Dills in writing by letter or email, as provided for in paragraph 16, that you have not exercised your right to revoke.

1.No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys' fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit.

2.No Re-Employment. You hereby agree to waive any and all claims to re- employment with the Company or any other member of the Company Group. You affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

3.Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

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1.Severability. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

2.Restrictive Covenants; Non-Disparagement.

i.You acknowledge and agree that you remain subject to (and hereby affirm) any and all restrictive covenants between the Company Group or its affiliates and you (collectively, the "Restrictive Covenants"), including the restrictive covenants set forth in Sections 8 and 9 of the Employment Agreement. In addition, you agree that you will not make any disparaging or defamatory comments regarding the Company Group or their respective current or former directors, officers or employees in any respect or make any comments concerning any aspect of your relationship with the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company
Group. Your obligations under this paragraph 8 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency. The executive officers and members of the board of directors, who hold their positions as of the effective date of this Agreement as defined herein (referred to as the "current" executive officers and members of the board of directors) agree that as long as they hold their current positions with the Company Group, they will not make defamatory statements about you relative to services provided and/or work you performed during your employment with the Company Group. Provided, however, in the event that you or any member or member(s) ofITC's current board of directors, or any of the current executive officers are required to make disclosures by law, regulation or order of a court or governmental agency, and/or are subpoenaed, or give testimony and/or statements (including affidavits) in litigation or in any other matter involving you and/or the Company Group, truthful statements by you and/or any member or member(s) ofITC's current board of directors and/or of any of the current executive officers, will not be a violation of this Agreement.

ii.Your failure to comply with the requirements set forth in paragraph 8 will excuse Company's obligation to pay the Separation Payments, but the release contained in paragraph 2 will remain binding and be fully enforceable. Further, Company will be entitled to reimbursement of the Separation Payments already paid and may seek any and all other damages or remedies entitled to it under the law for a violation of paragraph 8.

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1.Cooperation. To the extent permitted by law and subject to Section 2(h) above, you agree that you will provide reasonable cooperation to the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph.

2.Confidentiality. The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you to any person or entity without the prior written consent of the Company, except if disclosed by the Company or otherwise required by law, and to your accountants, attorneys and/or immediate family, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement.

3.Return of Property. You agree that you have returned or will promptly return to the Company your company issued computer and any other property belonging to the Company Group. When used herein, property includes but is not limited to all proprietary and/or confidential information and smart phone (including any copies thereof) in any form belonging to the Company Group, Company-provided smart phone, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, digital storage devices and/or voicemail code. You further acknowledge and agree that the Company Group shall have no obligation to provide the Consideration referred to in paragraph 1 above unless and until you have satisfied all your obligations pursuant to this paragraph.

4.Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or the Company Group.

5.Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

6.Taxes. The Company Group may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. You acknowledge and represent that the Company Group has not provided any tax advice to you in connection with this Agreement and have been advised by the Company Group to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement.

7.Governing Law; Jurisdiction; Waiver of Right to Jury Trial. Except where preempted by federal law, this Agreement shall be governed by and construed in accordance with federal law and the laws of the State of Michigan, applicable to agreements made and to be performed in that state. Each party to this Agreement hereby waives any right to trial by jury in connection with any suit, action or proceeding under or

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in connection with this Agreement.

1.Opportunity for Review; Acceptance.

i.You have until June 8, 2020, (the "Review Period'') to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to the Company, in an envelope marked "Private and Confidential" to the attention of Matthew Dills, ITC Holdings Corp., 27175 Energy Way, Novi, MI 48377.

ii.Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the "Revocation Period'' ), during which time you may revoke your acceptance of this Agreement by notifying Matthew Dills, in writing either by the manner described in paragraph 16.a or by email to Matthew Dills at mdills@itctransco.com. To be effective, such revocation must be received by Mr. Dills no later than 5:00 p.m. on the seventh calendar day following its execution.

iii.Provided that the Agreement is executed, and you do not revoke it, the eighth day following the date on which this Agreement is executed shall be its effective date (the "Effective Date").

iv.In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, or if you revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

ITC HOLDINGS CORP.

                                By: /s/ Matthew A. Dills
                                 Matthew A. Dills
Its: Vice President & Chief Human Resources Officer
Date: 6/3/2020

/s/ Daniel J. Oginsky
Daniel J. Oginsky
Date: 5/27/2020

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